EXHIBIT 10.12

LANDS’ END, INC.

PERFORMANCE-BASED CASH AWARD AGREEMENT

Name of Grantee:		(the “Grantee”)

Amount of Cash Award (at Target performance) ($):

Award Date:		(the “Award Date”)
Performance Period:
Vesting Provisions:	Vesting subject to satisfaction of Performance Goals, as defined and indicated on Exhibit A

WHEREAS, the Grantee is currently an employee of Lands’ End, Inc. (the “Company”), a Delaware corporation, or one of its Subsidiaries (collectively, “Lands’ End”);

WHEREAS, the Company desires to (i) provide the Grantee with an incentive to remain in a continuous Business Relationship (defined below) with Lands’ End and (ii) increase the Grantee’s interest in the success of Lands’ End by granting this Performance-Based Cash Award (the “Cash Award”); and

WHEREAS, this Cash Award is made pursuant to the Lands’ End, Inc. Cash Long-Term Incentive Plan (as amended and/or restated from time to time, the “Plan”); and (ii) made subject to the terms and conditions of this Lands’ End, Inc. Performance-Based Cash Award Agreement (the “Agreement”).

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1. Definitions; Incorporation of Plan Terms. Capitalized terms used in this Agreement without definition shall have the meanings assigned to them in the Plan. This Agreement and the Cash Award shall be subject to the Plan and the terms of the Plan are incorporated into this Agreement by reference. The Grantee hereby acknowledges receipt of a copy of the Plan.

2. Grant of Cash Award.

(a) Subject to the provisions of this Agreement and pursuant to the provisions of the Plan, the Company hereby grants to the Grantee the Cash Award specified above which reflects the value in dollars of cash to be delivered based on achievement of Target Performance as set forth on Exhibit A (“Target Cash”). The actual amount of cash to be paid to the Grantee will depend upon the satisfaction of the Performance Goals over the Performance Period and will vary, as set forth in more detail on Exhibit A.

3. Terms and Conditions.

(a) Vesting.

(i) All of the Cash Award shall initially be unvested. The Cash Award shall vest based on the Company’s achievement of the Performance Goals. The Compensation Committee shall determine achievement of such Performance Goals in its sole discretion when the Company completes its annual audit for the Company’s last fiscal year of the Performance Period, but no later than 90 days following the end of such fiscal year, and the date upon which the Compensation Committee determines such performance shall be the applicable vesting date (the “Date of Vesting”). If Grantee’s Business Relationship with Lands’ End is terminated prior to the Date of Vesting (except as provided in subsection 3(a)(ii) and (iii) below), such Grantee shall forfeit any unvested portion of the Cash Award upon such termination of Business Relationship.

(ii) If, following the twelve (12) month anniversary of the Award Date, Grantee’s Business Relationship with Lands’ End terminates due to the Grantee’s permanent and total disability (as defined in the Company’s long-term disability program, regardless of whether the Grantee is covered by such program) (“Disability”), any portion of the Cash Award not previously vested shall remain eligible to vest on a prorated basis through the date of termination based on actual performance of the Company at the end of the Performance Period, subject to Section 5.1(b) of the Plan.

(iii) If, following the twelve (12) month anniversary of the Award Date, Grantee’s Business Relationship with Lands’ End terminates due to the Grantee’s death, any portion of the Cash Award not previously vested shall remain eligible to vest on a prorated basis through the date of death, and Grantee’s estate shall be eligible to receive such prorated Cash Award, payable in cash based on actual performance of the Company at the end of the Performance Period, subject to Section 5.1(c) of the Plan.

(iv) Any proration of the Cash Award described in subsections 3(a)(ii) and(iii) shall be based on a fraction, the numerator of which is the number of full months lapsed during the Performance Period through the date of termination or death, as applicable, and the denominator of which is the full number of months in the Performance Period (the “Pro Rata Fraction”) and the portion of the Cash Award which vest per subsections 3(a)(ii) and (iii), shall be determined by multiplying (i) the Pro Rata Fraction by (ii) the Amount of the Cash Award that would have vested based on actual performance as determined by the Compensation Committee at the end of the Performance Period, subject to Section 5.2 of the Plan.

(b) Forfeiture. Except as otherwise set forth in Section 3(c) below, upon the termination of Grantee’s Business Relationship with Lands’ End for any reason other than death or Disability, the Grantee shall forfeit any and all of the Cash Award which has not vested as of the date of such termination, and any Cash Award that does not vest based on satisfaction of the Performance Goals at the end of the Performance Period will be forfeited on the Date of Vesting.

(c) Accelerated Vesting. Upon the occurrence of a Change in Control (as defined in Section 12.3 of the Lands’ End, Inc. Amended and Restated 2017 Stock Plan (the “Stock Plan”)), this Cash Award shall be treated in the same manner as though it were an equity award under the Stock Plan (but for the avoidance of doubt, continue to be payable in cash). Any accelerated vesting of the Cash Award, as provided either pursuant to the foregoing application of Section 12.3 of the Stock Plan or otherwise pursuant to contract, shall result in the vesting of the Cash Amount (at Target Performance) as set forth above.

(d) Payment. The portion of the Cash Award not previously forfeited shall be settled within thirty (30) days after the applicable Date of Vesting under Section 3(a) or the date on which vesting occurs pursuant to Section 3(c) by delivery of cash, for the amount of the Cash Award earned; provided that if such payment would result in impermissible acceleration under Section 409A of the Code (as defined below), then the Cash Award shall be settled in the fiscal year following the final year of the Performance Period, but not before the 90th day after the end of such final fiscal year of the Performance Period.

4. Taxes. All amounts payable in connection with this Cash Award are subject to tax withholding under applicable law.

5. Protections Against Violations of Agreement. No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the Cash Award by any holder thereof in violation of the provisions of this Agreement or the Certificate of Incorporation or the Bylaws of the Company, will be valid, and the Company will not transfer any portion of the Cash Award resulting from the settlement of Cash Award on its books The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce such provisions.

6. Survival of Terms. This Agreement shall apply to and bind the Grantee and Lands’ End and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors.

7. Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or sent by certified or registered mail, return receipt requested, postage prepaid, addressed, if to the Grantee, to the Grantee’s attention at the mailing address set forth at the foot of this Agreement (or to such other address as the Grantee shall have specified to the Company in writing) and, if to the Company, to the Company’s office at 5 Lands’ End Lane, Dodgeville, Wisconsin 53595, Attention: General Counsel (or to such other address as the Company shall have specified to the Grantee in writing). All such notices shall be conclusively deemed to be received and shall be effective, if sent by hand delivery, upon receipt, or if sent by registered or certified mail, on the fifth day after the day on which such notice is mailed.

8. Waiver. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

9. Authority of the Administrator. The Compensation Committee shall have full authority to interpret and construe the terms of the Plan, the Stock Plan and this Agreement. The determination of the Compensation Committee as to any such matter of interpretation or construction shall be final, binding and conclusive. Notwithstanding the foregoing, any classification of employment termination shall be resolved in accordance with the terms of any severance agreement or other employment agreement with the Company as of the date of Grantee’s termination of employment.

10. Representations. The Grantee has reviewed with Grantee’s own tax advisors the applicable tax (U.S., foreign, state, and local) consequences of the transactions contemplated by this Agreement. The Grantee is relying solely on such advisors and not on any statements or representations of Lands’ End or any of its agents. The Grantee understands that Grantee (and not Lands’ End) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Agreement.

11. Entire Agreement; Governing Law. This Agreement, the Plan and the Stock Plan and the other related agreements expressly referred to herein set forth the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same agreement. The headings of sections and subsections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of this Agreement. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Wisconsin.

12. Clawback Policy. The Cash Award are subject to the terms of any severance or employment agreement between Lands’ End and the Grantee, and, to the extent required by applicable law, any Lands’ End recoupment, clawback, or similar policy related to financials as it may be in effect from time to time, any of which could, in certain circumstances, require repayment or forfeiture of the Cash Award or other cash or property received with respect to the Cash Award.

13. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification (if any) to become a part hereof and treated as though contained in this original Agreement. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable, in lieu of severing such unenforceable provision, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear, and such determination by such judicial body shall not affect the enforceability of such provisions or provisions in any other jurisdiction.

14. Amendments; Construction. The Compensation Committee may amend the terms of this Agreement prospectively or retroactively at any time, but no such amendment shall impair the rights of the Grantee hereunder without Grantee’s consent. Headings to Sections of this Agreement are intended for convenience of reference only, are not part of this Cash Award and shall have no effect on the interpretation hereof.

15. Acceptance. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Grantee has read and understand the terms and provision thereof, and accepts the Cash Award subject to all the terms and conditions of the Plan and this Agreement. The Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Compensation Committee upon any questions arising under this Agreement.

16. Miscellaneous.

(a) No Rights to Grants or Continued Employment. The Grantee acknowledges that the award granted under this Agreement is not an employment right, and is being granted at the sole discretion of the Company’s Compensation Committee. The Grantee shall not have any claim or right to receive grants of awards under the Plan. Neither the Plan nor this Agreement, nor any action taken or omitted to be taken hereunder or thereunder, shall be deemed to create or confer on the Grantee any right to be retained as an employee of the Company or any Subsidiary thereof, or to interfere with or to limit in any way the right of the Company or any Subsidiary thereof to terminate the employment of the Grantee at any time.

(b) No Restriction on Right of Company to Effect Corporate Changes. Neither the Plan nor this Agreement shall affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred, or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the assets or business of the Company, or any other corporate act or proceeding, whether of a similar character or otherwise.

(c) Assignment. The Company shall have the right to assign any of its rights and to delegate any of its duties under this Agreement to any of its Affiliates.

(d) Business Relationship. For the purposes of this Agreement, an employee, officer, director or consultant of the Company or any Company Subsidiary shall be deemed to be in a "Business Relationship" with Lands’ End, and a continuous Business Relationship shall be deemed to be in effect for such period of time during which a Grantee serves in any such capacity (including changes between capacities).

17. Code Section 409A. It is intended that the delivery of benefits under this Agreement comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), applicable to “nonqualified deferred compensation” (within the meaning of such section), and that all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code and any similar state or local law. For the avoidance of doubt, any termination of employment or the Business Relationship that results in acceleration of payment or settlement shall only result in such acceleration if the termination of employment or the Business Relationship is a “separation from service” within the meaning of Section 409A of the Code. The Cash Award granted hereunder shall not be deferred, accelerated, extended, paid out or modified in a manner that would reasonably be expected to be noncompliant with the applicable provisions of Section 409A of the Code.

THIS AGREEMENT SHALL BE NULL AND VOID AND UNENFORCEABLE BY THE GRANTEE UNLESS SIGNED AND DELIVERED TO THE COMPANY NOT LATER THAN THIRTY (30) DAYS SUBSEQUENT TO THE AWARD DATE.

BY SIGNING THIS AGREEMENT, THE GRANTEE IS HEREBY CONSENTING TO THE PROCESSING AND TRANSFER OF THE GRANTEE’S PERSONAL DATA BY THE COMPANY TO THE EXTENT NECESSARY TO ADMINISTER AND PROCESS THE AWARDS GRANTED UNDER THIS AGREEMENT.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Grantee has executed this Agreement, both as of the day and year first above written.

Exhibit A

[Performance Goals related to the Award to be set forth, with applicable Threshold Performance, Target Performance and, if applicable, Maximum Performance, as well as any additional performance or modifier measure or information regarding the Performance Goals.]